Exhibit 99.2

PARADYNE TRANSCRIPT OF EARNINGS CONFERENCE CALL

Moderator: Sean Belanger

October 21, 2004

4:00 pm CT

Operator:	Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to Paradyne’s third quarter 2004 earnings conference call.

At this time all participants are in a listen-only mode to prevent any noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number one on your keypad. Any questions will be taken in the order in which they are received. If you would like to withdraw your question press the pound key.

As a reminder this call is being recorded.

I would now like to turn the call over to the Paradyne host for opening remarks and introductions.

Man:	Welcome to Paradyne’s third quarter earnings conference call. Our format today is as follows, Paradyne’s Chairman and CEO, Sean Belanger will begin by discussing key points form our press release. Afterwards Patrick Murphy, our CFO will discuss our financial results and provide some guidance. We’ll conclude with Q&A.

Before we begin let me remind you that any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by and information currently available to management.

These statements are subject to the risk factors outlined in the Safe Harbor section of today’s press release and our SEC filings.

Again, we’ll be taking questions at the conclusion of the prepared remarks. I’ll now turn this call over to Mr. Sean Belanger.

Sean Belanger:	Thank you for joining us today for a review of third quarter performance at Paradyne.

After the close of market today, we issued our earnings results over the wire and on our website, and we are pleased to share results for the third quarter. In revenue, Paradyne exceeded street expectations and guidance with revenues of $27.2 million. This represents our sixth quarter in a row of increased revenue. Factoring in the acquisition of Net to Net in the quarter, our proforma EPS for Q3 were breakeven, at the high end of our guidance and in line with street expectations. Our cash position remains strong, and we are debt-free.

Pat will provide greater detail in a moment, but let me say that we’re proud of our excellent financial performance for the quarter, and for the year to date.

Turning to products…

I want to comment on the state of the DSL and BLC market from our perspective. Paradyne – as many of you know – has built a strong and loyal base of DSL customers over the past eight years. During the third quarter alone, we shipped DSL equipment worldwide to 244 service providers in 75 countries. Our DSL business continues to track on a steady, linear growth pattern, contributing to six straight quarters of revenue growth for us.

ADSL2+ ports accounted for roughly half of our ADSL shipments in Q3. To date, ADSL2+ ports shipped by Paradyne exceed 83,000. This represents several strategic designs wins, and overall a growing ADSL2+ footprint. I said this last quarter, and it’s worth repeating: the combination of ADSL2+ in our IP-based platform is a winning combination.

As most of you know, generally ahead of the market, in May we began significant manufacturing and shipments of ADSL2+ throughout our product line.

ADSL2+ for Video and High Speed Internet, along with POTS and business-class DSL, is driving deployments of our BLC equipment. As we continue to see real-world market deployments of voice, video and data over broadband, Paradyne is naturally positioned as a next-generation BLC provider.

On triple play,

We can now reference our first customer utilizing our platform with our POTS card…a clear example of Paradyne’s success in the BLC space.

In addition, six carriers have now purchased Paradyne equipment specifically for deployment of video service over broadband.

In the data space, we have two significant reference account customers using our bonded DSL products to deliver Wide Area Ethernet. I will expand on this application later in the call.

And our High Speed Internet applications continue to be the largest portion of Paradyne revenue, however the applications of IP Voice and Video represent opportunities that can exceed basic High Speed Internet revenue.

The following port counts represent the unit results in the quarter.

• Total DSLAMs shipped grew from over 2000 in Q2 to over 2,500 in Q3

• Ports shipped in ADSL were over 88,000

• Ports of ReachDSL grew to 27,500

• Shipments for ReachDSL & ADSL/R endpoints combined accounted for over 24,100 units

• ADSL endpoints shipped in the quarter exceeded 27,700

• To date, Paradyne has over 6.8 million DSL ports of capacity in the market, and we have in excess of 1 million endpoints in the market.

These numbers are inclusive of our acquisition of Net to Net, which Paradyne closed on August 2nd.

Of particular note – for both port count and revenue – is the continued expansion of our business throughout Europe and the Middle East. As we reported last quarter, Paradyne was already building momentum in Europe, and the Net to Net acquisition has increased that momentum. The European market is an excellent expansion market for Paradyne, as Europe is moving forward fast on triple play services, and the positive regulatory environment for Alternate carriers has resulted in many new opportunities for broadband access. Some of our EMEA accounts include:

• JSC Dolls-vee-oz in Russia, a publicly traded PTT and part of the large Svazinvest Group)

• Song Networks in Sweden with operations throughout the Nordic region.

• BaneTele in Norway

• Telecom Serbia

• Raya and TE Data in Egypt

• and Catch Communications in Norway

In addition, we have continued to strengthen our excellent channel partners in Europe.

In regard to the Net to Net acquisition…

We continue on the process of integrating the Net to Net organization, product and customer base. As of today we have 24 former Net to Net employees on the Paradyne payroll. The former Net to Net facility in New Hampshire is now a Paradyne engineering and support center focused on triple play product development with particular expertise in Ethernet and IP designs. We are extremely excited and pleased with the team in New Hampshire and with the process of integrating the team into the Paradyne work force.

In addition to the engineering team we have successfully integrated the sales organizations adding nine people to the current Paradyne organization with a heavy emphasis on Europe.

An indication of the rapid integration of the Net to Net acquisition was the transition of final assembly of all Net to Net product lines to our Largo factory. Right now we are doing 100% of the final assembly in Largo. In fact, since October 4th, all Net to Net products are shipping out of our Largo facility.

The transfer of actual line card production to the Largo factory began on October 13, just 61 days after the acquisition closed.

Paradyne will continue to rapidly integrate and optimize the manufacture of the Net to Net products and we expect to be manufacturing 100% of the product line in our facility by the end of the 4th quarter.

I want to round out my prepared remarks today by highlighting the success of four specific accounts of Paradyne. These are great examples of our execution on our Triple Play offering:

First Catch Communications. Catch is a Norway based alternate carrier. Utilizing Paradyne’s bonded SHDSL product, Catch has delivered to the market a Nationwide Ethernet LAN Service or Ethernet WAN to business customers. The service is built with Paradyne products for Access and Juniper products supporting MPLS in the Core. Throughout Norway, a multi location business can get a robust Ethernet LAN connection from 10 Meg and beyond over local copper infrastructure and IP Core for branch office connectivity. We believe this application can be duplicated in other similar markets as well as much larger markets.

Second. Bridgecom. I have mentioned Bridgecom before on our conference calls. Bridgecom is a UNE-P based reseller of business-class voice service that is moving to a facility-based model. Most significant in Q3 is the delivery and installation of our POTS card in our BLC product. This New York City-based carrier is now using our POTS card to turn up live customers with Plain Old Telephones though our BLC with call termination in a Tekelec Softswitch.

Third: Oxford Networks is an IOC or Independent Telephone Company in the Northeast U.S. They have installed the Paradyne BLC and are turning up live Video as well as high speed Internet.

Fourth… Commonwealth Telephone: Commonwealth is the 12th largest ILEC in the US. They are a new customer of the Paradyne BLC. They use our equipment to terminate and aggregate T1s, a new feature in our product this year. In addition they use the BLC with our ADSL2+ cards. Finally they use our 1U mini DSLAMS with ADSL2+.

The significance of these four customers is in the ability to replicate the design wins with multiple service providers. Each of these customers represents potential reference customers for Paradyne.

In closing. We are executing on our plan to provide carriers with a means for deployment of voice, video and new data applications over one access network. The engineering team as well as all the employees of Paradyne is firing on all cylinders to deliver product to a market that is expanding in application and opportunity. We certainly are proud to report on the continued growth in revenue for six straight quarters. We are most pleased with the efforts and determination of the entire Paradyne team.

At this point I will turn the call over to Pat Murphy to provide guidance for Q4 and other financial detail.

Pat Murphy:	Thank you Sean. For today’s review of our third quarter results, I will begin first with the statement of operations and also address the balance sheet. I will then provide the business outlook guidance.

My comments are based on pro forma results consistent with the earnings models prepared by the analyst community, which exclude write-offs of purchased in-process R&D, business restructuring charges, and amortization of deferred stock compensation and intangible assets. Pro forma results represent management’s view of operating results, excluding those transactions that management does not reasonably expect to be part of recurring business transactions over the long term. We also report, as we have in the past, earnings in accordance with generally accepted accounting principles (GAAP).

Now, with respect to the quarter, our total revenues for the third quarter were $27.2 million, up by 12% from the prior quarter and up 34% from the third quarter of 2003. The 3rd quarter revenues are reflective of solid results from the IOCs, CLECs, and the International markets. This was our 6th consecutive quarter of improvement in revenues.

As you know in early August, we acquired the assets of Net to Net. For this interim quarter, we expected revenues to be approximately $1.5M, however we are pleased to report that revenues for the quarter were $2.1M with over half of the revenues coming from our International regions.

International accounted for $8.4M of our equipment sales, up 15% from the 2nd quarter and represented 33% of our total equipment sales revenues in the quarter, reflecting strong performance in the EMEA and in the Asia Pacific Rim Regions. North America also had a strong quarter with equipment sales of $17.3M, up 12% from the prior quarter.

Broadband revenues were $22.5 million, 83% of total revenue, up 9% from the prior quarter and up by 38% from the third quarter of 2003. Narrowband revenues were $3.2 million, up 48% from the prior quarter principally due to one-time buys of heritage products in International regions.

Services accounted for the remaining $1.5 million in revenue, essentially unchanged from the second quarter.

Graybar Electronics, one of our IOC distributors, AT&T, Sprint, and Force Broadband, one of our International distributors in the Nordic Region were major revenue contributors, and these four customers together represented approximately 20% of our 3rd quarter revenues. There was no customer in the quarter with greater than a 10% concentration.

Our gross margin as a percentage of revenue in the third quarter was 40%, slightly lower than expectations due to one-time Net to Net transition costs included in cost of goods sold. Our prior quarter gross margins were 41.2%.

Operating expenses were $11 million in the third quarter, slightly lower than our guidance of $11.3M. Expenses were up $2M from the prior quarter due to additional August & September expenditures related to the Net to Net operations, of which $400,000 related to one-time transitional expenses, plus a one-time favorable contract settlement with one of our suppliers in the second quarter.

Pro Forma net loss for the quarter was $57,000, resulting in breakeven pro forma earnings per share based on 46M shares outstanding. This was in line with our guidance range of a zero to one-cent loss and the Street Consensus of breakeven EPS. The breakeven EPS compares to a 5-cent loss for the same period in 2003. Our earnings per share in accordance with GAAP was a loss of 5 cents for the third quarter due primarily to a write-off of purchased in-process R&D and business restructuring charges for abandoned facilities. The purchased in-process R&D charge relates to the Net to Net acquisition and is based on a preliminary analysis by our outside appraiser, and is subject to a final review by management and our outside auditors and their valuation experts. If this valuation should change, it could affect our GAAP loss.

Turning to the balance sheet – cash at September 30th was $44.6M, down $1.5M from the $46.1M at the end of the second quarter and inclusive of $3.3 million cash outflow for the Net to Net acquisition.

Our trade accounts receivables were $ 12.5 million, up $900,000 from the June 30th level. The DSO for the quarter was 44 days, the same as the prior quarter and in line with our historical 45-day range.

Turning to inventory, we finished with $17.4 million, up by $1.6 million from the June 30th level. We experienced inventory turns of 3.9 times in the quarter, compared to 3.7 turns in the previous quarter and 2.7 turns for the same period in 2003.

I will now address the going forward business on a normalized pro forma basis and will be providing guidance only for the fourth quarter of 2004. Estimates using a single data point should be viewed as our best estimate, and you should apply a reasonable range to such estimate.

For the fourth quarter of 2004, we are forecasting our total revenues to be approximately $28.5 million, with broadband revenues expected to be approximately $25 million and Narrowband revenues to be approximately $2 million.

Our gross margins are estimated to be 41%, as compared to 40% in the third quarter.

We expect that our operating expense for the fourth quarter will be approximately $11 million, the same level as the prior quarter.

The tax rate consistent with previous guidance will be zero.

With respect to earnings per share, we expect that our pro forma EPS in Q4 will be 1 cent per share based on an estimated outstanding average share forecast of 50.2 million shares.

We are forecasting the change in cash for the quarter to be in a range of zero to a net cash increase of $3 million.

This concludes our review of the third quarter financial results and the fourth quarter 2004 business direction. We do not intend to provide additional financial guidance until the completion of the fourth quarter.

Sean Belanger:	Thank you Pat. At this point in the call we’ll field questions.

Operator:	At this time I will like to remind everyone if you would like to ask a question press star then the number one on your telephone keypad. Hold one moment while we compile the Q&A roster.

Your first question comes from Cary Robinson of MJSK.

Cary Robinson:	Hi guys very nice quarter. How much margin expansion do you expect to see as a result of moving the Net to Net production into your Largo facility kind of on a normalized basis?

Pat Murphy:	Cary this is Pat I’ll take that question. In this quarter we had about a 1% burden with the extra costs 1% in gross profit percentage having the transition costs occurring at the Net to Net location. So its going to be 1% in the fourth quarter improvement as a result of being able to manufacture not having those transitional costs of the Net to Net.

And then over time we’ll get some improvement in some parts purchased but we haven’t really sized that and that’ll be a smaller number. And so I would figure 1% this quarter, maybe 1.5% in the following quarters.

Cary Robinson:	Okay great. On the ADSL2+ product you’ve obviously had a lot of success selling that product in the marketplace (unintelligible) number of shipments. What is the current position in that product on the large chassis base plan basis on then on the remote terminal basis? What type – what’s the bidding like in that marketplace due to the competition et cetera?

Sean Belanger:	Well its in regard to the large chassis, you know, the certainly Alcatel continues to be the dominant market share holder but not necessarily in the same space that we’re in in regard to ADSL2+ and there, you know, they are focused on the regional (unintelligible) and the, you know, the bigger PTTs.

There is also other players in chassis based systems, you know, there’s really, you know, there’s some Chinese competitors that we see primarily internationally in competition like (Huawei). We also see in the U.S. we see some, you know, BLC competitors that are certainly targeting the ILEC space and certainly targeting the IOC space.

We also on – and then on the 1U product, you know, a lot of people are lining up and building the smaller DSLAMs. We certainly feel like we’re ahead of market in first building the actual smaller DSLAM and we also think we’re ahead of market in ADSL2+. Our primary competitor in that space is typically (Adtran).

Gary Robinson:	Great thank you.

Operator:	Your next question comes from Eric Kiner of Needham and Company.

Eric Kiner:	Good quarter congratulations.

Sean Belanger:	Thank you.

Pat Murphy:	Thanks much.

Eric Kiner:	I wonder if you could talk a little bit about the pricing environment especially with the 2+ products and then also give us the numbers for depreciation and amortization as well as cap ex.

Sean Belanger:	Okay so the pricing in regard to ADSL2+, you know, it’s certainly a very competitive market. I would – the ASP’s the average sale prices are going down. ADSL2+ actually costs less to build than ADSL did. I mean it was an improvement in technology and actually a reduction in – actually an improvement in technology and an improvement in density that ends up resulting in a reduction in costs.

Unfortunately in our market cost does drive price a lot versus just the marketability but we certainly see a decline in ASP’s. I would characterize that decline as, you know, as a 10% kind of number.

Eric Kiner:	(Unintelligible) quarter over quarter?

Sean Belanger:	I would say 10% over the last six months, you know, I wouldn’t say 10% quarter over quarter but it could indeed end up being in that range probably scaling less as times goes on because the prices are, you know, so low already.

Yeah that’s the ADSL2+ story I think from a pricing standpoint.

Pat Murphy:	Then from the – your question on the numbers. The amortization and depreciation number if you’re looking for the number that equates to our pro forma earnings we have depreciation of roughly $750,000.

If you want the number that includes the amortization which would be the number you would take away from the GAAP results a million – its $1,250,000. That would be the depreciation plus the amortization (unintelligible) together. And then our cap ex for the quarter was just under $300,000.

Eric Kiner:	Thank you very much.

Pat Murphy:	Sure.

Operator:	Your next question comes from Rob Zeuthen of Bricoleur.

Rob Zeuthen:	Hi guys nice quarter.

Pat Murphy:	Thank you Rob.

Sean Belanger:	Hi Rob. Thank you.

Rob Zeuthen:	Sean you mentioned in your script that the company has won several strategic design wins in ADSL2+. Can you elaborate on that please?

Sean Belanger:	Well there – the design wins that we’ve won are, you know, pretty much across the board, you know, we’ve won – we’ve certainly shipped into IOC based on ADSL2+. Internationally it’s even – it’s there’s more hype in regard to speed.

You men – you heard me mentioned the Nordic Region. We won a, you know, we won Song Networks which is a fairly substantial IO, excuse me, alternate carrier in Europe and the Nordic Region. We’ve also won some business in Egypt based on ADSL2+.

In those markets you – because it’s a competitive market typically in those markets ADSL2+ is more meaningful and it can actually create a opportunity for a transition in product.

A little bit in the U.S. too, not as prevalent because you don’t have as competitive a market. But ADSL2+ certainly has helped us with some of the, you know, certainly every one of the new ones I talked about in the call and also the new ones that we’ve talked about in the press releases earlier in the quarter.

Rob Zeuthen:	In the last two quarters you’ve announced lots of new customers, many of them in international markets. Can you give us some sense as to how large some of these networks are and how quickly they’re growing recognizing that these customers will probably come back (unintelligible) extend their network.

Sean Belanger:	Yeah well we’ve, you know, we’ve announced certainly announced a win in Russia. We’ve announced wins in Egypt, we’ve announced wins in the Nordic Region. Maybe something – one thing that might give you perspective here you think Nordic Region, you know, how big is that?

Well the Nordic Region, you know, the four country suite in Denmark, Norway and Finland actually have 16 million telephone lines. And when we talk about the U.S. IOC’s the, you know, when you get outside of the big IOC’s there’s 16 million telephone lines when you get outside of the big ILECs, excuse me.

Now the good thing about the IOC’s of course is they’re the incumbent so in the Nordic Region we’re winning alternate carriers in a world where there’s true competition and in a world where the alternate carrier can actually win versus the incumbent. And you actually have a lot of wholesale ISP’s that truly deliver the ports there. So, you know, I would just weigh that figure out in terms of total number in telephone lines.

The Egyptian market, you know, again that’s a – I actually don’t know the total number of telephone lines there but we certainly believe that that’s a great market to have a footprint in. And the same thing would be said for the Russian market that we’ve had some wins. Just in general, in general growth of PC purchases growth of high speed Internet and utilization of the telephone lines that are already in place.

Rob Zeuthen:	Okay. Did you have any orders in the quarter that were over 10% of quarterly revenues?

Sean Belanger:	No we did not.

Rob Zeuthen:	Okay. Thanks guys.

Pat Murphy:	You’re welcome.

Operator:	Again I would like to remind everyone if you would like to ask a question press star then the number one on your telephone keypad.

At this time there are no questions and this concludes today’s conference and you may disconnect at this time.

Sean Belanger:	Okay thanks a lot for tuning in and we’ll catch you in a quarter from now.

END